RBS CITIZENS, NATIONAL ASSOCIATION

LOAN AGREEMENT

This Agreement is entered into this 17th day of December, 2008 by and between RBS Citizens, National Association (hereinafter, the “Bank”), a national banking association with an office located at 28 State Street, Boston, Massachusetts 02109 and Palomar Medical Technologies, Inc. (hereinafter, the “Borrower”), a Delaware corporation with an office located at 82 Cambridge Street, Burlington, Massachusetts 01803.

W I T N E S S E T H :

1.	LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a)       From time to time upon Borrower’s request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan does not exceed the Credit Limit (as defined below), Bank shall make such requested loan, provided that there has not occurred an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.

(b)       All loans shall bear interest and at the option of the Bank shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the "Note"), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank’s records of loans and repayments. The Note may be prepaid from time-to-time in whole or in part without premium or penalty.

Interest on the outstanding principal amount of a LIBOR Advantage Loan shall accrue during the LA Interest Period applicable thereto at a rate equal to the sum of the LIBOR Advantage Rate for such LA Interest Period plus the LA Margin. Interest shall be due and payable on each LA Interest Payment Date and on the Maturity Date. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(c)	The term "Credit Limit" as used herein shall mean an amount equal to:

(i)	Thirty Million ($30,000,000.00) Dollars;

(ii)	reducing on December 17, 2010 to Twenty Six Million ($26,000,000.00) Dollars;

(iii)	reducing on December 17, 2011 to Twenty Two Million ($22,000,000.00) Dollars; and

(iv)	reducing on December 17, 2012 to Eighteen Million ($18,000,000.00) Dollars.

(d)       Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement; (ii) to charge any of Borrower’s accounts under the control of Bank; or (iii) apply the proceeds of any collateral to the payment of such items. Bank shall promptly notify Borrower of any such charges or applications.

(e)       At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Credit Limit as then computed, shall issue letters of credit from time to time by Bank for the account of the Borrower (collectively "Letters of Credit"). The Letters of Credit shall be on terms mutually acceptable to Bank and Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a percentage of the face amount of such Letter of Credit according to the fee schedule then in effect at Bank plus transaction fees at the customary rates charged by Bank and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement. For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be loans.

(f)	Borrower shall pay to Bank the principal amount of all loans as follows:

(i)        Credit Limit Exceeded. Whenever the outstanding principal balance of all loans exceed the Credit Limit, Borrower shall immediately pay to Bank the excess of the outstanding principal balance of the loans over the Credit Limit upon written request by Bank to Borrower.

(ii)       Payment in Full on Termination. On termination of this Agreement, pursuant to Section 14 or acceleration of the obligations pursuant to Section 11, Borrower shall pay to Bank the entire outstanding principal balance of all loans and shall deliver to Bank cash collateral in an amount equal to the aggregate of (A) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower, and (B) the amount of all outstanding acceptances issued pursuant to this Agreement.

(g)       As used in this Agreement, the following terms shall have the following meanings:

"Business Day" shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston.

"Hedging Contracts" shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between Borrower and Bank designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

"Hedging Obligations" means, with respect to Borrower, all liabilities of Borrower to Bank under Hedging Contracts.

"LA Interest Payment Date" means initially, the 1st day of February, 2009,

and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

"LA Interest Period" means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one, month period ending on the day of such month that numerically corresponds to the Start Date. If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month. Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.

"LA Margin" shall mean three quarters of one (.75%) percent per annum (i.e., seventy five basis points).

“LIBOR Advantage Loan” shall mean any loan or advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Bank may,

at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b) accrue interest at a rate per annum equal to the Bank’s Prime Rate Loan as of the first day of any Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

"London Banking Day" shall mean a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Maturity Date” means December 17, 2013, unless accelerated sooner pursuant to the terms hereof.

"Obligations" shall mean all debts, liabilities and obligations of Borrower to Bank hereunder and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the execution of this Agreement, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by an agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be issued for the account of Borrower and also including obligations arising out of any foreign exchange contracts, interest rate swap, cap, floor or hedging agreements and all obligations of Borrower to Bank arising out of or in connection with any Automated Clearing House ("ACH") agreements relating to the processing of ACH transactions, together with the fees, expenses, charges and other amounts owing or chargeable to Borrower under the ACH agreements.

"Prime Rate" as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by Bank at its offices in Boston, Massachusetts, as its Prime Rate (or if Bank ceases to announce a rate so designated, any similar successor rate designated by Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. Interest shall be payable in lawful money of the United States of America to Bank, or as Bank shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

"Prime Rate Loan(s)" shall mean, when used in the singular, any loans on which the interest rate is calculated by reference to the Prime Rate plus three-quarters of one (.75%) percent per annum and, when used in the plural, shall mean all such loans.

(h)       LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Advantage Loan as, or to convert any loan into, a LIBOR Advantage Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Advantage Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Advantage Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

(i)	Substitute Rate. If the Bank shall have determined that

(i)	US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market;

(ii)

by reason of circumstances affecting the Bank in the London interbank market, adequate means do not exist for ascertaining the LIBOR Advantage Rate applicable hereunder to LIBOR Advantage Loans of any duration, or

(iii)	the LIBOR Advantage Rate no longer adequately reflects the Bank’s cost of funding loans,

then, upon notice from the Bank to the Borrower, the obligations of the Bank under this section to make or continue any loans as, or to convert any loans into, LIBOR Advantage Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

(j)        Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)

shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Advantage Loans or its obligation to make LIBOR Advantage Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR

Advantage Loans or any other amounts due under this Agreement in respect of its LIBOR Advantage Loans or its obligation to make LIBOR Advantage Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or

(ii)

shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Advantage Loans or its obligation to make LIBOR Advantage Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Advantage Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(k)       Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(l)        Taxes. All payments by the Borrower of principal of, and interest on, the LIBOR Advantage Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(i)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(iii)

pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

(m)      Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Borrower shall not request and Bank will not make LIBOR Advantage Loan.

(n) In addition to all other sums payable hereunder, the Borrower shall pay the Lender a late fee equal to three (3%) percent of any amount not paid when due.

(o)       In addition to all other sums payable hereunder, the Borrower shall pay the Lender a fee equal to twenty (20) basis points per annum of the difference between: (i) the Credit Limit and (ii) the average amount of the principal balance of loans outstanding for each quarterly period this Agreement is in effect. Such fee shall be payable quarterly in arrears and shall be treated as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement.

2.         BORROWER'S PLACES OF BUSINESS. Borrower warrants that Borrower has no places of business other than that shown at the end of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule "A".

Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement.

Borrower will promptly notify Bank in writing of any change in the location of any place of business or the establishment of any new place of business or office where its records are kept which would be shown in this Agreement if it were executed after such change.

3.         BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a)       Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

(b)	Borrower’s exact legal name is as set forth in this Agreement.

(c)       The organizational identification number of the Borrower is as set forth on Schedule "A" annexed hereto.

(d)       The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

(e)       All Articles of Organization and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date and will be so maintained.

(f)        Borrower owns all of the assets reflected in the most recent of Borrower’s financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (ii) those leases of personal property set forth on Schedule "C" annexed hereto, (iii) those liens permitted pursuant to Section 10(c) of this Agreement, or (iv) liens and security interests in favor of Bank.

(g)       Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject; has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any of its assets, and in respect of subsequent periods.

(h)       Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects.

(i)        There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects.

(j)        Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word "Plan" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

4.         BANK'S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower’s loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

5.	CONDITIONS OF LENDING.

(a)       The obligation of Bank to make the initial loan hereunder or issuing or causing to be issued any Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

(i)	This Agreement, properly executed on behalf of Borrower.

(ii)       The Note drawn to the order of Bank in the face amount of the original Credit Limit.

(iii)      Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, and (B)

except for Permitted Liens, no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule "B", the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank.

(iv)      A certificate of the Clerk/Secretary or an Assistant Clerk/Secretary of the Borrower, certifying as to (A) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Articles of Organization and By-Laws of Borrower, and (C) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

(v)       A current certificate issued by the Secretary of State of the state of the Borrower’s incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state.

(vi)      Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(vii)     A Mortgage and Security Agreement, Collateral Assignment of Leases, Environmental Indemnification, and Assignment of Project Documents, properly executed by the Borrower, pursuant to which Borrower grants a first lien in and to the property and improvements located at Fifteen Network Drive, Burlington, Massachusetts.

(viii)    An opinion of counsel to the Borrower and Guarantor, addressed to Bank.

(ix)      Certificates of the insurance required hereunder, with all hazard insurance containing a mortgagee’s loss payable endorsement in favor of Bank.

(x)       Guarantees, properly executed by each of the guarantors, pursuant to which each guarantor unconditionally guarantees the full and prompt repayment of all present and future Obligations.

(xi)      Such other documents, instruments and agreements as Bank in its sole discretion may require.

(b)       The obligation of Bank to make each loan shall be subject to the further conditions precedent on such date:

(i)        the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii)       no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

6.	INTENTIONALLY DELETED.

7.	SET OFF; DEPOSIT ACCOUNTS; EXPENSES.

(a)       Borrower and any guarantor hereby grant to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Citizens Financial Group, Inc., or in transit to any of them. At any time, while an Event of Default exists, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower or any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(b)       Bank shall be Borrower’s main bank of deposit on or before May 31, 2009. The provisions of this paragraph shall not apply to (i) any deposit account for which Borrower, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among Borrower, the depositary bank and Bank for the specific purpose set forth therein, or (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees or (iii) cash investments or treasury accounts.

(c)       Borrower shall pay to Bank upon written notice any and all reasonable counsel fees and other reasonable expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all reasonable expenses, in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby.

8.	BORROWER’S REPORTS.

(a)       Unless readily available on line, Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, its 10K statement as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon acceptable to Bank by independent public accountants selected by the Borrower and acceptable to Bank.

(b)       Unless readily available on line, Borrower will furnish Bank as soon as available, and in any event within forty five (45) days after the close of each three month period of its fiscal year: (i) its 10Q statement as of the end of such period, and a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such period, and a statement of cash flows of the Borrower for the portion of the fiscal year ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, certified by the chief financial officer of the Borrower (subject to year end adjustment), and (ii) Compliance Certificate in the form annexed hereto as Exhibit 2.

(c)       In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the operation of the Borrower’s business, and the Borrower’s financial condition, including financial reports and statements, as Bank may from time to time request from the Borrower. All financial information provided Bank by the Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

9.	GENERAL AGREEMENTS OF BORROWER.

(a)       Borrower agrees to keep all the assets of the Borrower insured with coverage and in amounts not less than that usually carried by one engaged in a like business.

(b)       Borrower will at all times keep accurate and complete records of Borrower’s assets, and Bank, or any of its agents, shall have the right to call at Borrower’s place or places of business at intervals to be determined by Bank, and without hindrance or delay, to conduct field exams to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, which relate to the general financial condition of Borrower.

(c)       Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the Borrower’s property that contain information as from time to time may be requested by Bank.

(d)       Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

(e)       Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

(f)        Borrower will promptly pay when due all taxes and assessments upon the assets of the Borrower or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. At its option, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the assets of the Borrower, may pay for insurance on the assets of the Borrower and may pay for the maintenance and preservation of the assets of the Borrower. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization.

(g)       Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33 USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j); M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

(h)       Except for Bank’s gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations. This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make loans available to Borrower and the termination of this Agreement.

(i)        All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Bank, and any default by Borrower of any other agreement with Bank shall constitute a default of this Agreement. The entire Obligation of Borrower to Bank shall become due and payable upon termination of this Agreement.

(j)        Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement.

10.                   BORROWER'S NEGATIVE COVENANTS. Borrower will not at any time:

(a)       (Liquidity) permit its unencumbered cash and marketable securities approved by the Bank (exclusive of any amounts borrowed hereunder) to be less than the then Credit Limit;

(b)       (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind ("Lien") upon any of its assets or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords', carriers', warehousemen’s, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower’s business; (ii) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule "B" annexed hereto; (vii) liens securing indebtedness not in excess of $5,000,000.00 in the aggregate at any one time; and (viii) in favor of Bank ((i) through and including (viii) collectively the “Permitted Liens”); the term "permitted protests" as used herein means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Bank, and (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith;

(c)       (Loans) make any loans or advances to any individual, partnership, trust or other corporation, including without limitation Borrower’s directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower and other loans and advances not exceeding $2,500,000.00 in the aggregate at any one time;

(d)       (Guarantees) assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation in excess of $5,000,000.00 in the aggregate at any one time;

(e)       (Investments, Acquisitions) (i) use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (w) commercial paper rated A1/P1 or better, (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, (y) time deposits with or certificates of deposit issued by the Bank, or (z) acquisitions containing up to $25,000,000 in cash and/or up to $50,000,000 of the Borrower’s stock and which do not cause the Borrower on a pro forma basis to violate any of its covenants herein;

(f)        (Transactions with Affiliates) enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

(g)       (Subsidiaries) sell, transfer or otherwise dispose of any stock of Palomar Medical Products, Inc.;

(h)       (Mergers, Consolidations or Sales) (i) merge or consolidate with or into any corporation; (ii) enter into any joint venture or partnership with any person, firm or corporation; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business; or (iv) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof;

(i)        (Change in Legal Status) (i) Change its name, its primary place of business or, if more than one, chief executive office, or its mailing address other than to 15 Network Drive, Burlington, Massachusetts, or organizational identification number if it has one, and (ii) change its type of organization, jurisdiction or organization or other legal structure.

For purposes of this section: "affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary and "distributions" shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements. “Joint Venture” shall mean the formation of a new entity between Borrower and at least one other party to undertake economic activity together by both contributing equity and sharing in the revenues, expenses, and control of the enterprise, and “partnership” shall mean Borrower and at least one other corporate entity sharing with each other the profits or losses of the business undertaking in which all have invested.

11.	DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

(a)       Upon the occurrence of any one or more of the following events (herein, "Events of Default"), Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any other agreements with Borrower, any and all Obligations of the Borrower to Bank shall become immediately due and payable, at the option of Bank and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and the Borrower and instruments and papers given Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i)        The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Agreement within fifteen (15) days of when due.

(ii)       The failure by the Borrower to pay, when due, any other Obligations within fifteen (15) days after notice by the Bank.

(iii)      The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement.

(iv)      The determination by Bank that any representation or warranty heretofore, now or hereafter made by the Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

(v)       The occurrence of any event such that any material indebtedness of the Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

(vi)      A filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

(vii)     The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises

(notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

(viii)    Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower’s property.

(ix)      The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal Bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor’s committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non?judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(x)       The entry of any judgment(s) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within twenty (20) days of its entry.

(xi)      The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any material part of its business affairs in the ordinary course of business.

(xii)     The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower in excess of $1,000,000 on deposit with Bank.

(xiii)    Any change in the identity, authority or responsibilities of the Chief Executive Officer or Chief Financial Officer with respect to the Borrower and/or any direct or indirect change in the ownership of the capital stock of the Borrower from that existing at the execution of this Agreement other than in the ordinary course of a publically traded stock and Palomar stock buybacks.

(xiv)    The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower.

(xv)     Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a material portion of the Borrower’s assets.

(xvi)    The termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower’s current business.

(xvii)   This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

(xviii) The reasonable determination by the Bank of the occurrence of any material adverse change in the condition (financial or otherwise) of the operations, assets, income and/or prospects of the Borrower or the collateral for the loan.

(xix)    Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (A) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of four (4%) percent greater than the rate of interest then specified in Section 1of this Agreement.

(b)       Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

12.       WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

13.       CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

14.	TERMINATION.

(a)       Unless renewed in writing, this Agreement shall terminate on December 17, 2013 (the "Termination Date"), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Bank may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Bank’s rights and remedies hereunder and Borrower’s obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full.

(b)       In the event that Bank continues to make loans hereunder after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such loans: (i) shall be made in the sole and absolute discretion of Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

15.	MISCELLANEOUS.

(a)       No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b)       Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Any request for a loan which is not accompanied by a Notice of Borrowing in the form of Exhibit 2 annexed hereto shall be deemed a request for a Libor Advantage Loan.

(c)       This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

(d)       Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

(e)       Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

(f)        Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

(g)       Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be publicly available on the internet or sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	RBS Citizens, National Association 331 Montvale Avenue Woburn, Massachusetts 01810 Attn: Mr. Frank A. Coccoluto Telephone: (781) 655-7608 Telecopier: (781) 932-8093
With a copy to:	Goulston & Storrs P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Attn: James H. Lerner, Esq. Telephone: (617) 574-3525 Telecopier: (617) 574-7607
If to Borrower:	Palomar Medical Technologies, Inc. 82 Cambridge Street Burlington, Massachusetts 01803 Attn: Mr. Paul S. Weiner Telephone: (781) 993-2420 Telecopier: (781) 418-1188
With a copy to:	Palomar Medical Technologies, Inc. 82 Cambridge Street Burlington, MA 0l803 Attn: Ms. Patricia Davis Telephone: (781) 993-2420 Telecopier: (781) 993-2377

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(h)       Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

(i)        Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(j)        Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(k)       This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(l)        This Agreement can only be amended by a writing signed by both Bank and Borrower.

(m)      The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

Witnessed by: /s/ Paul S. Weiner	PALOMAR MEDICAL TECHNOLOGIES, INC. By:/s/ Joseph P. Caruso Address: 82 Cambridge Street Burlington, Massachusetts 01803
RBS CITIZENS, NATIONAL ASSOCIATION By:/s/ Frank Coccoluto Address: 331 Montvale Avenue Woburn, Massachusetts 01801

                                                                                    SCHEDULES

The following Schedules to the within Loan Agreement are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

SCHEDULE "A"
Borrower’s Places of Business and Organizational Identification Number (§2)

Address	Property Located At Such Address

82 Cambridge Street, Burlington, MA 01803	Headquarters\\

Kleine Gartmanplantsoen 21 (5th Fl.),	subsidiary

1017 Amsterdam, The Netherlands

Unit 32, 7 Sefton Road	subsidiary

Thornleigh, New South Wales 2120

Australia

Organizational Identification Number:	043128178

SCHEDULE "B"
Other Encumbrances and Liens (§3(f)(i)

Secured Party or Mortgagee	Description of Collateral	Payment Terms and Dates of Maturity

SCHEDULE "C"

Leases (§3(f)(ii))

Lessor	Description of Property	Date of Lease and Term	Rental Payable

EXHIBIT 1

RBS CITIZENS, NATIONAL ASSOCIATION

REVOLVING NOTE

$30,000,000.00	Boston, Massachusetts
December 17, 2008

For value received, the undersigned, Palomar Medical Technologies, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay on December 17, 2013 to the order of RBS Citizens, National Association (the "Bank"), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million ($30,000,000.00) Dollars, or, if less, the aggregate unpaid principal amount of all loans made by the Bank to the Borrower under the Loan Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate(s) from time to time in effect under the Loan Agreement of even date herewith (the "Loan Agreement") by and between the Bank and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement. This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the "Note" referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:_____________________________________

EXHIBIT 2

NOTICE OF BORROWING

Date: ___________, 2008

To:	RBS Citizens, National Association
28 State Street
Boston, Massachusetts 02109

Re:	Loan Agreement dated December 17, 2008 (the "Loan Agreement") between RBS Citizens, National Association (the "Bank") and Palomar Medical Technologies, Inc. (the "Borrower")

This Notice of Borrowing confirms the following request for a LIBOR Advantage Loan under the Loan Agreement.

Date of Request:

Date of LIBOR Advantage Loan:

Amount of LIBOR Advantage Loan at LIBOR Advantage Rate: *

Interest Period:

1 month

This is a request for a continuation/conversion of a LIBOR Advantage Loan described as follows:

Date of Original Loan:

Amount of Original Loan:

Maturity Date:

Interest Period:

Amount of Loan to be Continued or Converted:

The Borrower hereby certifies that all representations and warranties contained in the Loan Agreement are true and accurate in all material respects on the date of this Notice of Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date).

Terms used herein which are defined in the Loan Agreement are used as so defined.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:_____________________________________

*	Minimum of $_______________ with increments of $_______________

EXHIBIT 3

COMPLIANCE CERTIFICATE

Palomar Medical Technologies, Inc. ("Borrower") hereby certifies to RBS Citizens, National Association ("Bank"), pursuant to the Loan Agreement between Borrower and Bank dated December 17, 2008 as may be amended from time to time ("Loan Agreement"), that:

A.	General

1.         Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.         The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

3.         Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

4.         The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.	Financial Covenants

As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with Section 10 of the Loan Agreement are true and correct:

1.	Liquidity - Section 10(a).

The unencumbered liquidity of Borrower as of ___________, 200__ was $__________, and was computed as follows:

A.	Cash ...................................................................................................................................$___________

B.	Marketable securities ......................................................................................................$___________

C.	Outstanding Line Balance...............................................................................................$___________

D.	Liquidity (A + B - C) = .....................................................................................................$___________

Required:	At least equal to Credit Limit

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of Borrower on _________________, 2008.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:_____________________________________